Exhibit 10.6

Policyholder: Accident Benefits for Motorola Solutions, Inc.

Policy Number: ADD N04156870

Term of Coverage: January 1, 2011 to January 1, 2012

You are a Covered Person and eligible for coverage under the plan, if you are in the eligible class defined below. For benefits to be payable the Policy must be in force, the required premium must be paid and you must be engaging in one of the Covered Activities described below. If you are not in Active Service on the date your insurance would otherwise be effective, it will go into effect on the date you return to Active Service.

Class Description: All Non-employee Directors of the Policyholder.

Your Dependents (your lawful spouse and unmarried children, subject to the age limits shown in the Policy) are also covered, if they are traveling with you.

Period of Coverage: You will be insured on the later of the Policy Effective Date or the date that you become eligible. Your coverage will end on the earliest of the date: 1) the Policy terminates; 2) you are no longer eligible; or 3) the period ends for which the required premium is paid. Dependents coverage will end on the earliest of the date: 1) he or she is no longer a Dependent; 2) your coverage ends; or 3) the period ends for which the required premium is paid.

Covered Activities

Exposure & Disappearance - Coverage includes exposure to the elements after the forced landing, stranding, sinking, or wrecking of a vehicle in which you were traveling. You are presumed dead if you are in a vehicle that disappears, sinks, or is stranded or wrecked on a trip covered by this Policy; and the body is not found within one year of the Covered Accident.

24-Hour Coverage - We will pay the benefits described in the Policy when you suffer a Covered Accident any time while insured by the Policy. Unless otherwise specified, We will pay benefits only once for a Covered Accident.

Business Travel - The Covered Accident must take place while traveling: 1) on business for the Policyholder; and 2) in the course of the Policyholder’s business. This coverage does not include commuting between home and the place of work.

This coverage will start at the actual start of the trip. It does not matter whether the trip starts at your home, place of work, or other place. It will end on the first of the following dates to occur: 1) the date you return to your home; 2) the date you return to your place of work; or 3) the date your Personal Deviation is more than 14 day(s). “Personal Deviation” means: 1) an activity that is not reasonably related to the Policyholder’s business; and 2) not incidental to the purpose of the trip.

Felonious Assault - The Covered Accident must: 1) take place on the Policyholder’s premises; 2) be in the course of your job; and, 3) be caused by or result directly and independently from a Felonious Assault, as defined below. The assault must be inflicted by a person other than another person covered by the Policy, your Immediate Family Member, or Household Member. A police report detailing the Felonious Assault must be provided.

The Covered Accident must occur during any of the following: 1) actual or attempted robbery or holdup; or 2) actual or attempted kidnapping; or 3) any other type of intentional assault that is a crime classified as a felony by the governing statute or common law in the state where the assault occurred. “Felonious Assault” means a criminal act or an act of physical violence against a person covered by this Policy. “Immediate Family Member” means your parent, sister, brother, husband, wife, or children. “Household Member” means a person who maintains residence at the same address as you.

Hijacking and Air Piracy - The Covered Accident must: 1) take place during the: a) hijacking of an Aircraft; b) air piracy; or c) unlawful seizure or attempted seizure of an Aircraft; and 2) take place while you are in the course of the Policyholder’s business. Coverage begins with the onset of the hijacking or air piracy and continues while you are subject to the control of the person or persons responsible for the hijacking/air piracy and during travel directly to your home or scheduled destinations. “Hijacking” or “Air Piracy,” as used here, means the unlawful seizure or wrongful exercise of control of an aircraft or conveyance, or the crew thereof, in which you are traveling solely as a passenger.

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Owned, Leased, or Controlled Aircraft - The Covered Accident must take place while: 1) you are riding in, or getting on or off of, a covered aircraft; or 2) as a result of you being struck by a covered aircraft. 3) away from the Policyholder’s premises in your city of permanent assignment; 4) on business for the Policyholder; and 5) in the course of the Policyholder’s business.

This coverage will start at the actual start of the trip. It does not matter whether the trip starts at your home, place of work, or other place. It will end on the first of the following dates to occur: 1) the date you return to your home; 2) the date you return to your place of work; or 3) the date your Personal Deviation is more than 14 day(s). “Personal Deviation” means: 1) an activity that is not reasonably related to the Policyholder’s business; and 2) not incidental to the purpose of the trip. An aircraft will be deemed “controlled” by the Policyholder if the Policyholder may use it for more than 10 straight days, or more than 15 days in any year.

Aircraft Restrictions - If the Covered Accident happens while you are riding in, or getting on or off of, an aircraft, We will pay benefits, but only if: 1) you are riding as a passenger only, and not as a pilot or member of the crew (except as provided by the Policy); and 2) the aircraft has a valid certificate of airworthiness; and 3) the aircraft is flown by a pilot with a valid license; and 4) the aircraft is not being used for: (i) crop dusting, spraying, or seeding; firefighting; skywriting; skydiving or hang gliding; pipeline or power line inspection; aerial photography or exploration; racing, endurance tests, stunt or acrobatic flying; or (ii) any operation which requires a special permit from the FAA, even if it is granted (this does not apply if the permit is required only because of the territory flown over or landed on). 5) the aircraft is a military transport aircraft flown by the U.S. Military Airlift Command (MAC), or similar air transport service of another country.

Relocation - The Covered Accident must take place while you are traveling on a Relocation Trip at the expense and direction of the Policyholder. “Relocation Trip” means a trip in connection with your transfer or proposed transfer by the Policyholder to a new worksite.

This coverage will start at the actual start of the trip. It does not matter whether the trip starts at your home, place of work, or other place. It will end on the first of the following dates to occur: 1) the date you return to your home; 2) the date you return to your place of work; or 3) the date your Personal Deviation is more than 14 day(s). “Personal Deviation” means: 1) an activity that is not reasonably related to the Policyholder’s business; and 2) not incidental to the purpose of the trip.

Terrorism - The Covered Accident must: 1) take place while you are on the Policyholder’s premises, or in the course of a) the Policyholder’s business and/or b) your job; and, 2) be caused by or results directly and independently from Terrorism or Terrorist Act, as defined below.

“Terrorism or Terrorist Acts” means an activity that: 1) involves any violent act or any act dangerous to human life and that threatens or causes Injury to persons; and 2) appears to be in any way intended to: a) intimidate or coerce a civilian population; or b) disrupt any segment of a nation’s economy; or c) influence the policy of a government by intimidation or coercion; or d) affect the conduct of a government by mass destruction, assassination, kidnapping, or hostage taking; or e) respond to governmental action or policy. It includes any incident declared to be an act of terrorism by an official, department, or agency that has been specifically authorized by federal statute to make such a determination. It shall also include the use of any nuclear weapon or device or the emission, discharge, dispersal, release, or escape of any solid liquid or gaseous chemical or biological agent.

Description of Benefits

Aggregate Limit - We will not pay more than per Covered Accident: $15,000,000; for all losses. If, in the absence of this provision, We would pay more than this amount for all losses under the policy, then the benefits payable to each person with a valid claim will be reduced proportionately.

Accidental Death and Dismemberment Benefits - If your Injury results, within 365 days from the date of a Covered Accident, in any one of the losses shown below, We will pay the Benefit Amount shown below for that loss. Your Principal Sum is $500,000. Your spouse’s Principal Sum is $50,000. Your child’s Principal Sum is $25,000. If multiple losses occur, only one Benefit Amount, the largest, will be paid for all losses due to the same Covered Accident.

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Schedule of Covered Losses

Covered Loss	Benefit Amount

Life	100%	of the Principal Sum
Two or more Members	100%	of the Principal Sum
Quadriplegia	100%	of the Principal Sum
One Member	50%	of the Principal Sum
Hemiplegia	75%	of the Principal Sum
Paraplegia	75%	of the Principal Sum
Thumb and Index Finger of the Same Hand	25%	of the Principal Sum

“Quadriplegia” means total Paralysis of both upper and lower limbs. “Hemiplegia” means total Paralysis of the upper and lower limbs on one side of the body. “Paraplegia” means total Paralysis of both lower limbs or both upper limbs. “Paralysis” means total loss of use. A Doctor must determine the loss of use to be complete and not reversible at the time the claim is submitted.

“Member” means Loss of Hand or Foot, Loss of Sight, Loss of Speech and Loss of Hearing. “Loss of Hand or Foot” means complete Severance through or above the wrist or ankle joint. “Loss of Sight” means the total, permanent Loss of Sight of one eye. “Loss of Speech” means total and permanent loss of audible communication that is irrecoverable by natural, surgical or artificial means. “Loss of Hearing” means total and permanent Loss of Hearing in both ears that is irrecoverable and cannot be corrected by any means. “Loss of a Thumb and Index Finger of the Same Hand” means complete Severance through or above the metacarpophalangeal joints of the same hand (the joints between the fingers and the hand). “Severance” means the complete separation and dismemberment of the part from the body.

Coma Benefit - We will pay 1% of the Principal Sum per month up to 11 months and thereafter in a lump sum of 100% of the Principal Sum if you become Comatose within 31 days of a Covered Accident and remain in a Coma for at least 31 days. We reserve the right, at the end of the first 31 days of Coma, to require proof that you remain Comatose. This proof may include, but is not limited to, requiring an independent medical examination at Our expense. Monthly payments will end on the first of the following dates: 1) the end of the month in which you die; 2) the end of the 11th month for which this benefit is payable; 3) the end of the month in which you recover from the Coma.

You are deemed “Comatose” or in a “Coma” if you are in a profound stupor or state of complete and total unconsciousness, as the result of a Covered Accident.

Disability Benefit (Permanent Total Disability) (Does not apply to Dependents) - We will pay 100% of the Principal Sum if you are under age 70 and Permanently Totally Disabled as a direct result of, and from no other cause but, a Covered Accident. Permanent Total Disability must begin within 365 days from the date of your Covered Accident. Disability Benefits will begin when: 1) the applicable Benefit Waiting Period of 365 days is satisfied; and 2) you provide satisfactory proof of Permanent Total Disability to Us.

“Total Disability” or “Totally Disabled” means, due to an Injury from a Covered Accident, you: 1) if employed, cannot do any work for which you are, or may become, qualified by reason of education, experience or training; and 2) if not employed, cannot perform the normal and customary activities of a healthy person of like age and sex. “Permanent Total Disability” or “Permanently Totally Disabled” means you are Totally Disabled and are expected to remain so disabled, as certified by a Doctor, for the rest of your life. Permanent Total Disability must be the result of the same Covered Accident that caused the Total Disability.

Emergency Medical Benefits - We will pay up to $10,000 for Covered Expenses incurred for emergency medical services to treat you if you: 1) suffer a Medical Emergency during the course of a Trip; and 2) are traveling 100 miles or more away from your place of permanent residence. Covered Expenses include expenses for guarantee of payment to a medical provider, Hospital or treatment facility. Benefits for these Covered Expenses will not be payable unless the charges incurred: 1) are Medically Necessary and do not exceed the charges for similar treatment, services or supplies in the locality where the expense is incurred; and 2) do not include charges that would not have been made if there were no insurance. Benefits will not be payable unless We authorize in writing, or by an authorized electronic or telephonic means, all expenses in advance, and services are rendered by Our assistance provider.

Emergency Medical Evacuation Benefit - We will pay 100% of Covered Expenses incurred for your medical evacuation if you: 1) suffer a Medical Emergency during the course of the Trip; 2) require Emergency Medical Evacuation; and 3) are traveling 100 miles or more away from your place of permanent residence. Covered Expenses; 1) Medical Transport: expenses for transportation under medical supervision to a different hospital, treatment facility or to your place of residence for Medically Necessary treatment in the event of your Medical Emergency and upon the request of the Doctor designated by

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Our assistance provider in consultation with the local attending Doctor. 2) Dispatch of a Doctor or Specialist: the Doctor’s or specialist’s travel expenses and the medical services provided on location, if, based on the information available, your condition cannot be adequately assessed to evaluate the need for transport or evacuation and a doctor or specialist is dispatched by Our service provider to your location to make the assessment. 3) Return of Dependent Child(ren): expenses to return each Dependent child who is under age 18 to his or her principal residence if a) you are age 18 or older; and b) you are the only person traveling with the minor Dependent child(ren); and c) you suffer a Medical Emergency and must be confined in a Hospital. 4) Escort Services: expenses for an Immediate Family Member or companion who is traveling with you to join you during your emergency medical evacuation to a different hospital, treatment facility or your place of residence.

Benefits for these Covered Expenses will not be payable unless: 1) the Doctor ordering the Emergency Medical Evacuation certifies the severity of your Medical Emergency requires an Emergency Medical Evacuation; 2) all transportation arrangements made for the Emergency Medical Evacuation are by the most direct and economical conveyance and route possible; 3) the charges incurred are Medically Necessary and do not exceed the Usual and Customary Charges for similar transportation, treatment, services or supplies in the locality where the expense is incurred; and 4) do not include charges that would not have been made if there were no insurance.

Benefits will not be payable unless We authorize in writing, or by an authorized electronic or telephonic means, all expenses in advance, and services are rendered by Our assistance provider. In the event you refuse to be medically evacuated, we will not be liable for any medical expenses incurred after the date medical evacuation is recommended.

Repatriation of Remains Benefit - We will pay 100% of Covered Expenses for preparation and return of your body to your home if you die as a result of a Medical Emergency while traveling 100 miles or more away from your place of permanent residence. Covered expenses include: 1) expenses for embalming or cremation; 2) the least costly coffin or receptacle adequate for transporting the remains; 3) transporting the remains; and 4) Escort Services which include expenses for an Immediate Family Member or companion who is traveling with you to join your body during the repatriation to your place of residence.

All transportation arrangements must be made by the most direct and economical route and conveyance possible and may not exceed the Usual and Customary Charges for similar transportation in the locality where the expense is incurred. Benefits will not be payable unless We authorize in writing, or by an authorized electronic or telephonic means, all expenses in advance, and services are rendered by Our assistance provider.

Special Adaptation Benefit - We will pay 10% of the Principal Sum up to $10,000, if you suffer a “Presumptive Disability” and require a special housing adaptation or a special Vehicle to accommodate the disability. Benefits will not be payable unless your Doctor certifies them as necessary. “Presumptive Disability” means We will presume you are Totally Disabled if you suffer the complete and irrecoverable loss of sight of both eyes, speech, hearing in both ears, or of any two limbs, hands or feet, provided the loss occurs within one year of the Covered Accident. “Vehicle” means a private passenger land motor vehicle. It includes automobiles, vans, and four wheel drive vehicles. It does not include a vehicle used for farming, commercial business, racing or any type of competitive speed event.

Special Counseling Benefit - We will pay $100 per session for up to 10 counseling sessions for mental health counseling to assist you in dealing with a Covered Loss, if you suffer a Covered Loss for which benefits are payable; and obtain mental health counseling. The Maximum Amount for this benefit is $1,000 per Covered Loss.

Exclusions and Limitations: We will not pay benefits for any loss or Injury that is caused by, or results from:

•	intentionally self-inflicted Injury.

•	suicide or attempted suicide.

•	war or any act of war, whether declared or not (except as provided by the Policy).

•

a Covered Accident that occurs while on active duty service in the military, naval or air force of any country or international organization. Upon Our receipt of proof of service, We will refund any premium paid for this time. Reserve or National Guard active duty training is not excluded unless it extends beyond 31 days.

•

sickness, disease, bodily or mental infirmity, bacterial or viral infection, or medical or surgical treatment thereof, except for any bacterial infection resulting from an accidental external cut or wound or accidental ingestion of contaminated food.

This insurance does not apply to the extent that trade or economic sanctions or regulations prohibit Us from providing insurance, including, but not limited to, the payment of claims.

War Risk Coverage: We will pay benefits for Covered Losses due to Covered Accidents resulting from war or acts of war anywhere in the world, except the following countries:

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•	the United States

•	The Covered Person’s Home Country

•	The Covered Person’s Country of Permanent Assignment

The war exclusion is deleted to the extent coverage is provide by the terms and conditions of War Risk Coverage.

“Home Country” means a country from which you hold a passport. If you hold passports from more than one Country, your Home Country will be the country that you declared to Us in writing as your Home Country.

“Country of Permanent Assignment” means a country, other than your Home Country, in which the Policyholder requires you to work for a period of time that exceeds 180 continuous days.

We will not pay more than $15,000,000 per occurrence for war risk benefits. This limit shall apply to Injuries sustained from all acts of war in a consecutive 72-hour period. If but for this limit We would pay more than $15,000,000, then the benefits We will pay to each Covered Person will be reduced in the same proportion, so that the total amount We will pay for war risk coverage is $15,000,000.

Definitions: “Covered Accident” means an accident that occurs while coverage is in force for you and results directly of all other causes in a loss or Injury covered by the Policy for which benefits are payable. “Covered Person” means any eligible person for whom the required premium is paid. “Injury” means accidental bodily harm sustained by you that results directly from all other causes from a Covered Accident. All injuries sustained by one person in any one Covered Accident, including all related conditions and recurrent symptoms of these injuries, are considered a single Injury. “Medical Emergency” means a condition caused by an Injury or Sickness that manifests itself by symptoms of sufficient severity that a prudent lay person possessing an average knowledge of health and medicine would reasonably expect that failure to receive immediate medical attention would place the health of the person in serious jeopardy. “Sickness” means an illness, disease or condition that causes a loss for which you incur medical expenses while covered under this Policy. All related conditions and recurrent symptoms of the same or similar condition will be considered one Sickness. “Trip” means travel by air, land, or sea from your Home Country. “We, Our, Us” means the insurance company underwriting this insurance or its authorized agent.

You must notify ACE USA within 90 days of an Accident or Loss. If notice cannot be given within that time, it must be given as soon as reasonably possible. This notice should identify you, your employer, and the Policy Number.

Policy Number: ADD N04156870, Underwritten by ACE American Insurance Company, 436 Walnut Street, Philadelphia, PA 19106

Contact Information: For customer service, eligibility verification, plan information, or to file a claim, contact: ACE USA at 800-336-0627 (from inside the U.S.) or 302-476-6194 (from outside the U.S.); fax 302-467-6154 for claims or inquiries or e-mail diane.basa@acegroup.com. Mail claims to: ACE USA, PO Box 15417, Wilmington, DE 19850. For medical evacuation, repatriation, or other assistance services call: Europ Assistance at 800-243-6124 (inside the U.S.) or call collect 202-659-7803 (from outside the U.S.) or e-mail OPS@europassistance-usa.com.

To access ACE’s Travel Assistance Website go to www.acetravelassistance.com and enter your user ID and password (shown on your Travel Assistance ID card).

Travel Assistance Services: In addition to the insurance protection provided by this plan, ACE USA has arranged with Europ Assistance USA to provide you with access to its travel assistance services around the world. These services include:

•

Medical Assistance including referral to a doctor or medical specialist, medical monitoring when you are hospitalized, emergency medical evacuation to an adequate facility, medically necessary repatriation, and return of mortal remains.

•

Personal Assistance including pre-trip medical referral information and while you are on a trip: emergency medication, embassy and consular information, lost document assistance, emergency referral to a lawyer, translator or interpreter access, medical benefits verification, and medical claims assistance.

•	Travel Assistance including emergency travel arrangements, arrangements for the return of your traveling companion or dependents, and vehicle return.

•	Access to a secure, web-based system for tracking global threats and health or location based risk intelligence.

•	Crisis hotline and on the ground security assistance to help address safety concerns or to secure immediate assistance while traveling.

When you call, please be prepared with the following information: 1) name of caller, phone number, fax number, and relationship to the Covered Person; 2) Covered Person’s name, age, sex, and the policy number for your insurance plan, and

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your Plan Number (01AH585); 3) a description of the insured’s condition; 4) name, location, and telephone number of the hospital or other service provider; and 5) other insurance information including health insurance, workers’ compensation, or auto insurance if the insured was involved in an accident.

This information provides you with a brief outline of the services available to you. These services are subject to the terms and conditions of the Policy under which you are insured. A third party vendor may provide services to you. Europ Assistance makes every effort to refer you to appropriate medical and other service providers. It is not responsible for the quality or results of service provided by independent providers. In all cases, the medical provider, facility, legal counsel, or other professional service provider suggested by Europ Assistance are not employees or agents of Europ Assistance and the choice of provider is yours alone. Europ Assistance assumes no liability for the services provided to you under this arrangement, nor is it liable for any negligence or other wrongful acts or omissions of any of the legal or health care professionals providing services to you. Travel assistance services are not available if your coverage under the Policy providing insurance benefits is not in effect.

This Description of Coverage is a brief description of the important features of the insurance plan. It is not a contract of insurance. The terms and conditions of coverage are set forth in the Policy issued to your employer. The Policy is subject to the laws of the state in which it was issued. Coverage may not be available in all states or certain terms or conditions may be different if required by state law. Please keep this information as a reference.

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